Exhibit 3.69

CERTIFICATE OF INCORPORATION

OF

HEALTHSOUTH OF ERIE, INC.

1. The name of the corporation is HEALTHSOUTH of Erie, Inc.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares is Zero Dollars and One Cent ($0.01) amounting in the aggregate to Ten Dollars and No Cents ($10.00).

5. The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

6. The name and mailing address of the sole incorporator is:

K. A. Widdoes

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

7. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

8. The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 7th day of December, 1993.

/s/
K.A. Widdoes

CERTIFICATE OF MERGER

of

HEALTHSOUTH of Great Lakes, Inc.

(a Delaware corporation)

into

HEALTHSOUTH of Erie, Inc.

(a Delaware corporation)

Pursuant to the provisions of Section 251 of the General Corporation Law of the State of Delaware, HEALTHSOUTH of Erie, Inc. hereby certifies that:

1. The name and state of incorporation of each of the constituent corporations are:

Name of Corporation	State of Incorporation
HEALTHSOUTH of Great Lakes, Inc.	Delaware
HEALTHSOUTH of Erie, Inc.	Delaware

2. An agreement of merger has been approved, adopted, certified, executed and acknowledged by HEALTHSOUTH of Great Lakes, Inc. and by HEALTHSOUTH of Erie, Inc. in accordance with the provisions of subsection (c) of Section 251 of the General Corporation Law of the State of Delaware.

3. The name of the surviving corporation is HEALTHSOUTH of Erie, Inc.

4. The Certificate of Incorporation of HEALTHSOUTH of Erie, Inc. shall be the Certificate of Incorporation of the surviving corporation.

5. The surviving corporation is a corporation organized and existing under the laws of the State of Delaware.

6. The executed agreement of merger is on file at the principal place of business of HEALTHSOUTH of Erie, Inc. at One HealthSouth Parkway, Birmingham, Alabama 35243.

7. A copy of the agreement of merger will be furnished by HEALTHSOUTH of Erie, Inc., on request and without cost, to any stockholder of HEALTHSOUTH of Great Lakes, Inc. or HEALTHSOUTH of Erie, Inc.

8. The authorized capital stock of HEALTHSOUTH of Great Lakes, Inc. is 1,000 shares of Common Stock, par value $.01 per share.

IN WITNESS WHEREOF, HEALTHSOUTH of Erie, Inc. has caused this certificate to be signed by its Vice President as of the 1st day of August, 1997.

HEALTHSOUTH of Erie, Inc.

By:	/s/
William W. Horton
Vice President